Exhibit 99.1

[LOGO OF DIAMETRICS MEDICAL]

Contacts:

Lippert/Heilshorn & Associates	Diametrics Medical, Inc.
Ina McGuinness or Bruce Voss	David Kaysen, CEO/Larry Betterley, CFO
(310) 691-7100	(651) 639-8035

FOR IMMEDIATE RELEASE

Diametrics Medical Receives Nasdaq Delisting Notice;
Appeal to be Requested

ST. PAUL, Minn., January 10, 2003 – Diametrics Medical, Inc. (Nasdaq: DMED) today announced it received a Nasdaq Staff Determination on January 9, 2003, indicating that the Company fails to comply with the minimum stockholders’ equity requirement for continued listing set forth in Marketplace Rule 4450(a)(3), and that its securities are, therefore, subject to delisting from The Nasdaq National Market.

The Company will request a hearing before a Nasdaq Listing Qualifications Panel to review the delisting decision. The request for a hearing will stay the delisting of the Company’s securities, pending the Panel’s decision. There can be no assurance the Panel will grant the Company’s request for continued listing. If the Company is unsuccessful in its appeal, it currently intends to apply for listing of its securities on The Nasdaq SmallCap Market.

About Diametrics
Diametrics Medical is a leader in critical care technology. The company is dedicated to creating solutions that improve the quality of healthcare delivery through products and services that provide immediate, accurate and cost-effective time critical blood and tissue diagnostic information. Primary products include the IRMA®SL point-of-care blood analysis system; the Trendcare® continuous blood gas monitoring system, including Paratrend® and Neotrend® for use with adult, pediatric and neonatal patients; the Neurotrend® cerebral tissue monitoring system; and the Integrated Data Management System (idms™). Additional information is available at the company’s Web site, http//www.diametrics.com.

Statements regarding the company’s expectations about new and existing products, future financial performance and other forward looking statements are subject to various risks and uncertainties, including, without limitation, demand and acceptance of new and existing products, technology advances and product obsolescence, competitive factors, and the availability of capital to finance growth. These and other risks are discussed in greater detail in the company’s filings with the Securities and Exchange Commission.

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